Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Huntington Ingalls Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Other	1,054,000(2)	$252.70)	$266,345,800(3)	0.00014760	$39,312.64
Total Offering Amounts					$266,345,800		$39,312.64
Total Fee Offsets
Net Fee Due							$39,312.64
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 1,000,000 additional shares issuable under the Huntington Ingalls Industries Savings Plan and (ii) 54,000 additional shares issuable under the Huntington Ingalls Industries Financial Security and Savings Program.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of Huntington Ingalls Industries, Inc. common stock, $0.01 par value per share, as reported on the New York Stock Exchange on May 2, 2024.